Exhibit 4.1

                                WARRANT AMENDMENT


      REFERENCE is hereby made to the Warrants referred to in Schedule A hereto to purchase an aggregate of 287,500 shares of the Common Stock of 110 Media Group, Inc., a Delaware corporation (the "Company") in the names set forth on such Schedule A (the "Holder") originally issued on December 2, 2003.

      WHEREAS, the Company has determined that it is in its best interest to modify the Original Warrants to extend the term of the warrants set forth in the Original Warrants.

      NOW THEREFORE, in consideration of the agreements set forth in this agreement and those related to the original issuance of the Original Warrants:

1. CERTAIN DEFINITIONS.

      (a) Except as otherwise provided in this agreement, all words and terms defined in the Original Warrants, have the same meanings in this agreement as such defined words and terms are given in the Original Warrants.

      (b) "Warrant" means the Original Warrants, as supplemented and amended this agreement and as from time to time further supplemented and amended.

      (c) "Amendment" means this agreement dated August 2, 2004.

2. EXTENSION OF TERM AND ADJUSTMENT OF EXERCISE PRICE.

      The Original Warrants are amended as follows:

      The Expiration Date of the Original Warrants is extended from November 30, 2005 to May 30, 2006.

3. EFFECT OF ORIGINAL WARRANT.

      Except as supplemented and amended by this Amendment and such conforming changes as necessary to reflect the modification herein, all of the provisions of the Warrant shall remain in full force and effect from and after the effective date of this Agreement.

      This Amendment has been duly authorized and approved by all required corporate action by the Company and does not violate the certificate of incorporation or by-laws of the Company.


                            [SIGNATURE PAGE FOLLOWS]


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

                                               110 MEDIA GROUP, INC.



                                               By:   /s/ Raymond Barton
                                                    ---------------------------
                                                         Raymond Barton
                                                         President

Dated:   July 29, 2004

ATTEST:



/s/ Tim Schmidt
---------------------
Tim Schmidt
Secretary


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

                                   SCHEDULE A


                                                                                       DATE
HOLDER                                  NUMBER                PRICE                  GRANTED
------                                  ------                -----                  -------
Capital Growth Equity Fund I, LLC        50,000                1.75               December 2, 2003

Nicholas Romano                          50,000                1.75               December 2, 2003

Lawrence Wiener                         100,000                1.75               December 2, 2003

Andrew Sirlin                            12,500                1.75               December 2, 2003

Edward W. Gordon                         25,000                1.75               December 2, 2003

Fenway Advisory Group Pension &
    Profit Sharing Plan                  50,000                1.75               December 2, 2003


TOTAL                                   287,500




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